Monster Arts, Inc. 8-K

Exhibit 2.1

ASSET PURCHASE AGREEMENT

THIS AGREEMENT is made effective as of December 29th, 2017 (the “Effective Date”) between Monster Arts, Inc., (the “Buyer”) and Flight Time Aviation Group, Inc. (the “Seller”).

IN CONSIDERATION of the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.	Purchase of Assets. The Buyer agrees to purchase from the Seller and the Seller agrees to sell to the Buyer the properties all assets associated with and related to Camino Aero, including but not limited to the website, software, contracts, bank and merchant accounts, and intellectual properties (the “Assets”).

2.	Purchase Price and Payment Terms. The Purchase Price shall be $220,000 (the “Purchase Price”) consisting of i) a one-time cash payment in the amount of $20,000 USD (the “Cash Payment”) and ii) a convertible promissory note in the amount of $200,000 USD of which a copy is attached hereto as Exhibit “A” (the “Note”).

The Note shall be issued and dated as of the date first written above and shall have a one-year maturity bearing an interest rate of eight percent (8%) per annum. The Note shall have a convertible feature allowing the Seller to convert the Note, in whole or in part, at a discount of fifty percent (50%) of the five-day average closing price of the Purchaser’s common stock. The Cash Payment shall be due to the Seller no later than February 15th, 2018.

3.	Representations and Warranties of the Seller. The Seller represents and warrants to the Buyer as follows:

The Seller hereby represents and warrants to Buyer as follows:

3.1       Organization.

(a)	The Seller is a corporation duly organized, validly existing and in good standing under the laws of Alberta, Canada. The Seller has all requisite power and authority to carry on its business as the same is now being conducted and operate its assets in the places where such business is now conducted and where such assets are now owned and operated.

(b)	The Seller is duly qualified or licensed to do business as a foreign corporation in good standing in any jurisdiction in which is it required to do so. There are no jurisdictions where the Seller is not qualified to do business where the failure to so qualify would have a material adverse effect on the business with respect to the Assets.

3.2       Authorization.

(A) The Seller has all requisite power and authority to execute, deliver and perform its obligations under this Agreement and to carry out the transactions contemplated hereby; (B) the Seller has taken all necessary action required by law or otherwise to be taken by the Seller to authorize the Company’s execution and delivery of this Agreement and the consummation by the Seller of the transactions contemplated hereby; and (C) this Agreement has been duly and validly executed and delivered by the Seller and constitutes a valid and binding agreement of and upon the Seller enforceable against the Seller in accordance with its terms.

3.3       No Violation.

Neither the execution and delivery of this Agreement by Seller nor the consummation by Seller of the transactions contemplated hereby will violate any provision of the Certificate of Incorporation or the Bylaws of the Seller, or result in the creation or imposition of any security interest, lien or other encumbrance upon any of the Assets under any agreement or commitment to be assumed by Buyer pursuant to this Agreement to which the Seller is a party or by which the Seller is bound or to which any of the Assets is subject, or violate any statute or law or any judgment, decree, order, regulation or rule of any domestic or (to the knowledge of the Seller) foreign court or domestic or (to the knowledge of the Seller) foreign government authority applicable to the Seller, or any of the Assets.

3.4       Disclosure.

No representation or warranty by Seller in this Agreement and no statement contained in the Disclosure Schedule contains any untrue statement of any material fact or omits to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements made herein or therein not misleading.

3.5       Consents.

No consent, approval, authorization or other order of, or registration, qualification or filing with, any regulatory body, administrative agency, or any other person or entity is required of Seller in connection with the execution, delivery and performance of this Agreement or the consummation by Seller of the transactions contemplated hereby which consent, approval, etc. has not been obtained or will not be obtained on or prior to the execution of this Agreement. Accurate and complete copies of each of the foregoing which have been obtained or made have been delivered to Buyer at or prior to the date of this Agreement.

3.6       Brokers and Finders.

No person has been authorized by the Seller, or by anyone acting on its behalf or by any of its officers, directors or employees, to act as a broker, finder or in any other similar capacity in connection with the transactions contemplated by this Agreement in such manner as to give rise to any valid claim against Seller or Buyer for any broker’s or finder’s fee or commission or similar type of compensation.

3.7       No Threatened or Pending Litigation.

To Seller’s knowledge, no suit, action or other proceeding, or injunction or final judgment relating thereto, is threatened or pending before any court or governmental or regulatory official, body or authority in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with the Assets, or the consummation of the transactions contemplated hereby, and no investigation that might result in any such suit, action or proceeding is pending or threatened.

The representations and warranties of the Seller contained herein shall continue in full force and effect for the benefit of the Buyer for a period of three years following the Effective Date after which time the Seller shall be released from all obligations and liabilities hereunder in respect of such representations and warranties except with respect to any claims made by the Buyer in writing prior to the expiration of such period.

4.	Representations and Warranties of the Buyer. The Buyer represents and warrants to the Seller that the Buyer’s decision to enter into this Agreement was based entirely upon its own research with respect to the Assets and the proposed business of the Buyer, and not upon any representations made to the Buyer by Seller with respect to the Assets or the business of the Seller.

Deliverables. The parties shall deliver the following, in addition to any other documents, agreements or deliverables required or provided by this Agreement. The Seller shall deliver to the Buyer possession of all the Assets and the Buyer shall deliver to the Seller all instruments, assurances and documents as the Seller considers reasonably necessary or desirable to validly and effectively complete this transaction.

5.	General.

(a)	Schedules and other documents attached or referred to in this Agreement are an integral part of this Agreement.

(b)	The division of this Agreement into paragraphs and subparagraphs and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation hereof.

(c)	This Agreement constitutes the entire agreement among the parties and except as herein stated and in the instruments and documents to be executed and delivered pursuant hereto, contains all of the representations and warranties of the respective parties. There are no oral representations or warranties amount the parties of any kind. This Agreement may not be amended or modified in any respect except by written instrument signed by both parties.

(d)	This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada.

(e)	Any notice required or permitted to be given hereunder shall be in writing and shall be effectively given if (i) mail by (a) certified mail, postage prepaid, return receipt requested and (b) first class mail, postage prepaid (ii) overnight delivery with confirmation of delivery or (iii) facsimile transmission with an original mailed by first class mail, postage prepaid, addressed to the recipient at the address of the recipient noted above. Any notice so given shall be deemed conclusively to have been received when so personally delivered or sent by telex, facsimile or other electronic communication or on the second day following the sending thereof by private courier or mail. Any party hereto or others mentioned above may change any particulars of its address for notice by notice to the others in the manner aforesaid.

(f)	This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first above mentioned.

SELLER	BUYER

FLIGHT TIME AVIATION GROUP, INC.	MONSTER ARTS, INC.

By: /s/ Geoff Brown	By: /s/ Michael Gelmon
Geoff Brown	Michael Gelmon
President and CEO	President and CEO

EXHIBIT “A”

CONVERTIBLE PROMISSORY NOTE

THIS NOTE, THE SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF THIS NOTE (THE “SECURITIES”) HAVE BEEN ACQUIRED FOR INVESTMENT PURPOSES ONLY AND MAY NOT BE TRANSFERRED UNTIL (i) A REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) SHALL HAVE BECOME EFFECTIVE WITH RESPECT THERETO OR (ii) RECEIPT BY THE COMPANY OF AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY TO THE EFFECT THAT REGISTRATION UNDER THE ACT IS NOT REQUIRED IN CONNECTION WITH SUCH PROPOSED TRANSFER NOR IS IN VIOLATION OF ANY APPLICABLE STATE SECURITIES LAWS. THIS LEGEND SHALL BE ENDORSED UPON ANY NOTE ISSUED IN EXCHANGE FOR THIS NOTE AND ANY SECURITIES ISSUABLE UPON CONVERSION OF THIS NOTE (EXCEPT AS OTHERWISE PROVIDED BELOW).

CONVERTIBLE PROMISSORY NOTE

US $200,000.00                December 29, 2017

This Convertible Promissory Note (this “Note” or “Promissory Note”) is a duly authorized and validly issued 8% Convertible Note of Monster Arts, Inc., a Nevada corporation, (the “Maker”), having its principal place of business located at 3565 South Las Vegas Blvd., Suite 120, Las Vegas, NV 89109.

FOR VALUE RECEIVED, the Company promises to pay to Flight Time Aviation Group, Inc., or its assigns (the “Payee”), the principal sum of Two Hundred Thousand Dollars ($200,000) on December 29, 2018 (the “Maturity Date”) or such earlier date as this Note is required or permitted to be repaid as provided hereunder, and to pay interest to the Payee on the aggregate unconverted and then outstanding principal amount of this Note in accordance with the provisions hereof.

This Note is subject to the following additional provisions:

1.	Interest on the unpaid balance of this Note shall bear interest at the rate of eight percent (8%) per annum, which interest shall accrue from the effective date until the Maturity Date, unless prepaid prior to such Maturity Date.

2.	This Note may be prepaid in whole or in part, at any time and from time to time, without premium or penalty.

3.	This Note shall be convertible into shares of Maker’s common stock from time to time if not paid on or before the Maturity Date, at the sole option of the Payee, upon five (5) days written notice from the Payee to the Maker of the Payee’s desire to convert such Note into shares of common stock at the rate of 50% of the five-day average closing price that is immediately prior to the day the Payee delivers its Notice of Conversion subject to adjustment herein (the “Conversion Price"), which conversion shall be evidenced by the receipt of the Maker of a Conversion Notice attached hereto as Exhibit B. The Maker shall have five (5) business days after the receipt by the Payee of a Conversion Notice to deliver the shares of common stock converted to Payee (the “Conversion Shares”). If such shares are not delivered prior to the sixth (6th) day following the Maker’s receipt of the Conversion Notice, the Maker shall pay to the Payee $200 per day in cash, for each day beyond the deadline that the Borrower fails to deliver such Common Stock, in which such fee shall be added to the principal amount of the Note until paid in full. Notwithstanding anything to the contrary herein contained, the Payee may not convert this Note to the extent such conversion would result in the Payee, together with any affiliate thereof, beneficially owning (as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules promulgated thereunder) in excess of 4.99% of the then issued and outstanding shares of Common Stock, including shares issuable upon such conversion and held by the Payee after application of this section.

4.	If the Maker at any time or from time to time on or after the effective date of the issuance of this Note (the “Original Issuance Date”) effects a subdivision of its outstanding common stock, the Conversion Price then in effect immediately before that subdivision shall be proportionately decreased, and conversely, if the Maker at any time or from time to time on or after the Original Issuance Date combines its outstanding shares of common stock into a smaller number of shares, the Conversion Price then in effect immediately before the combination shall be proportionately increased.

5.	Conversion Shares may not be sold or transferred unless (i) such shares are sold pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Act”) or (ii) the Maker or its transfer agent shall have been furnished with an opinion of counsel (which opinion shall be in form, substance and scope customary for opinions of counsel in comparable transactions) to the effect that the shares to be sold or transferred may be sold or transferred pursuant to an exemption from such registration or (iii) such shares are sold or transferred pursuant to Rule 144 under the Act (or a successor rule) (“Rule 144”) or (iv) such shares are transferred to an “affiliate” (as defined in Rule 144) of the Payee who agrees to sell or otherwise transfer the shares only in accordance with this Note and who is an accredited investor. Until such time as the Conversion Shares have been registered under the Act or otherwise may be sold pursuant to Rule 144 without any restriction as to the number of securities as of a particular date that can then be immediately sold, each certificate for Conversion Shares that has not been so included in an effective registration statement or an exemption that permits removal of the legend, shall bear a legend substantially in the following form, as appropriate:

“THESE SECURITIES HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY.”

The legend set forth above shall be removed and the Maker shall issue to the Payee a new certificate therefor free of any transfer legend if (i) the Maker or its transfer agent shall have received an opinion of counsel, in form, substance and scope customary for opinions of counsel in comparable transactions, to the effect that a public sale or transfer of such common stock may be made without registration under the Act and the shares are so sold or transferred, (ii) such Payee provides the Maker or its transfer agent with reasonable assurances that the Conversion Shares can be sold pursuant to Rule 144 or (iii) if the Conversion Shares are registered for resale under an effective registration statement filed under the Act.

6.	All shares of common stock which may be issued upon conversion of this Note will, upon issuance by the Maker in accordance with the terms of this Note, be validly issued, free from all taxes and liens with respect to the issuance thereof (other than those mentioned in paragraph 3 above), free from all pre-emptive or similar rights and fully paid and non-assessable.

7.	If any payment of principal or interest on this Note shall become due on a Saturday, Sunday or any other day on which national banks are not open for business, such payment shall be made on the next succeeding business day.

8.	This Note shall be binding upon and inure to the benefit of the Payee named herein and Payee’s respective successors and assigns. Each holder of this Note, by accepting the same, agrees to and shall be bound by all of the provisions of this Note. Payee may assign this Note or any of its rights, interests or obligations to this Note without the prior written approval of Maker.

9.	No provision of this Note shall alter or impair the obligation of Maker to pay the principal of and interest on this Note at the times, places and rates, and in the coin or currency, herein prescribed.

10.	The Maker will do or cause to be done all things reasonably necessary to preserve and keep in full force and effect its corporate existence, rights and franchises and comply with all laws applicable to the Maker, except where the failure to comply could not reasonably be expected to have a material adverse effect on the Maker.

11.	Notwithstanding anything to the contrary in this Note or any other agreement entered into in connection herewith, whether now existing or hereafter arising and whether written or oral, it is agreed that the aggregate of all interest and any other charges constituting interest, or adjudicated as constituting interest, and contracted for, chargeable or receivable under this Note or otherwise in connection with this loan transaction, shall under no circumstances exceed the Maximum Rate.

12.	The Maker agrees to keep reserved such number of shares of common stock as will permit full conversion of the Note at any time or from time to time at the Conversion Price (as defined herein);

13.	Except as provided herein, Maker and any sureties, guarantors and endorsers of this Note jointly and severally waive demand, presentment, notice of nonpayment or dishonor, notice of intent to accelerate, notice of acceleration, diligence in collecting, grace, notice and protest, and consent to all extensions without notice for any period or periods of time and partial payments, before or after maturity, without prejudice to the holder. The holder shall similarly have the right to deal in any way, at any time, with one or more of the foregoing parties without notice to any other party, and to grant any such party any extensions of time for payment of any of said indebtedness, or to grant any other indulgences or forbearance whatsoever, without notice to any other party and without in any way affecting the personal liability of any party hereunder. If any efforts are made to collect or enforce this Note or any installment due hereunder, the undersigned agrees to pay all collection costs and fees, including reasonable attorney’s fees.

14.	A copy of this Promissory Note signed by one party and faxed to another party shall be deemed to have been executed and delivered by the signing party as though an original. A photocopy of this Promissory Note shall be effective as an original for all purposes.

15.	This Note shall be construed and enforced under and in accordance with the laws of the State of Nevada.

IN WITNESS WHEREOF, the Company has caused this Debenture to be duly executed by a duly authorized officer as of the date first above indicated.

Monster Arts, Inc.
By:__________________________________________ Name: Michael Gelmon Title: Director and CEO

EXHIBIT B

Conversion Election Form

____________, 20__

Monster Arts, Inc.

3565 South Las Vegas Blvd., Suite 120

Las Vegas, NV 89109

Re:       Conversion of Promissory Note

Gentlemen:

You are hereby notified that, pursuant to, and upon the terms and conditions of that certain Convertible Promissory Note of Monster Arts, Inc. (the “Company”), in the principal amount of $200,000 (the “Note”), held by me, I hereby elect to exercise my right of Conversion (as such term in defined in the Note), in connection with $__________ of the amount currently owed under the Note, effective as of the date of this writing.

Please provide me with all applicable instructions for the Conversion of the Note, and issue certificate(s) for the applicable shares of the Company’s Common Stock issuable upon the Conversion, in the name of the person provided below.

Very truly yours,

___________________________

Name:

Title:

Please issue certificate(s) for Common Stock as follows:

______________________________________________

Name

______________________________________________

Address

______________________________________________

Federal Tax ID of Shareholder